Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our report dated June 28, 2018, with respect to the financial statements included in the Annual Report of GCI 401(k) Plan on Form 11-K for the year ended December 31, 2018. We hereby consent to the incorporation by reference of said report in the Registration Statement of GCI Liberty, Inc. on Form S-8 (File No. 333-223668).
/s/ GRANT THORNTON LLP
Seattle, Washington
July 1, 2019